Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS RECORD EARNINGS
IN THIRD QUARTER

CRANFORD, NJ, October 25, 2007 – Metalico, Inc. (AMEX: MEA), a scrap metal recycler and lead products fabricator, today announced 2007 Third Quarter net income of $5.3 million or $0.17 per share, the best in the Company’s history for a calendar quarter.

Net income increased by 130% over results for the quarter ended September 30, 2006 of $2.3 million or $0.09 per fully diluted share. Metalico’s strong performance reflected record sales of $102.1 million for the recent quarter, compared to sales of $55.4 million for the same quarter in the prior year. Recently completely acquisitions added $36.7 million to consolidated net sales in the quarter. Excluding these acquisitions, sales increased $10.1 million or 18% compared to third quarter 2006 sales.

Operating income for the quarter was $10.5 million compared to $5.6 million from the prior year third quarter, an increase of 88%. Sequentially, operating income increased by 69% compared to $6.2 million reported in the second quarter of this year.

The company’s scrap segment experienced a 62% increase in operating income in part due to the contribution from recently acquired scrap operations (both before corporate overhead), while the lead fabrication segment increased operating income by 101%.

Partly as a result of the recently completed acquisitions, Metalico’s scrap metal segment enjoyed year-over-year unit volume increases of approximately 85% for ferrous and 29% for non-ferrous metals. During the same period, average product selling prices increased 33% for ferrous to $278 per ton and 55% for non-ferrous to $1.95 per pound.

The lead fabrication segment saw unit volumes decrease by 28% compared to last year, which was more than offset by record lead prices that were 80% higher than the company’s average selling prices during the same 2006 quarter.

Revenues and net income for the nine months ended September 30, 2007 also reached all-time highs of $220.6 million and $12.2 million, respectively, compared to $159.9 million and $8.2 million for the first nine months of 2006. Earnings per share for the nine months ended September 30, 2007 increased to $0.43 per share, compared to $0.32 per share, an increase of 34% from the nine months ended September 30, 2006.

EBITDA (defined below) for the nine months and quarter ended September 30, 2007 was $26.7 million and $12.4 million, respectively, gains of $6.3 million (31%) and $5.7 million (85%) over the comparable prior-year periods. EBITDA for the nine months and quarter ended September 30, 2006 was $20.4 million and $6.7 million, respectively.

The company defines EBITDA as earnings before interest, income taxes, stock-based compensation, depreciation, amortization, other income and expense and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables. Metalico’s results for all periods have been adjusted for its sale of the assets of its Gulf Coast Recycling subsidiary in May of 2006.

The company’s third quarter results also included the contribution of two significant acquisitions it closed in early July: a full service scrap metal operation in Akron, Ohio, and a specialized recycler of catalytic converters based in Newark, New Jersey.

“We are pleased with the performance of the acquired companies so far and are optimistic for their future prospects,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. He added, “Our results this quarter also benefited from rising metal prices across virtually all seven groups of commodity products that we sell. Overall metal market conditions remain strong early into the fourth quarter.”

Metalico’s actual operating performance was actually stronger than indicated as a result of losses absorbed from three of its operations that are still in early stages of development and ramp-up: Beacon Energy Corp. (formerly AgriFuel); Hypercat Coating, the fabrication component of the Totalcat Group; and Metalico Aluminum Recovery, which commenced its current production activities in April of 2007. These three collectively lost approximately $720,000 before income tax benefits.

Shareholders’ equity finished the third quarter at $121.2 million, an increase of $47.5 million from December 31, 2006. The increase resulted from earnings during the first nine months of 2007 and a private equity offering that netted $34.2 million after fees and expenses.

As of October 25, 2007, Metalico had 31,662,713 common shares issued and outstanding.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates eleven recycling facilities through New York, Pennsylvania, Ohio and New Jersey and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to commodity pricing. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
Fax: (908) 497-1097
www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three	Nine	Nine
	Months Ended	Months Ended	Months Ended	Months Ended
Selected Income Statement Data:	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenue	$102,127	$55,359	$220,644	$159,898

Costs and expenses:
Operating expenses	84,215	45,378	180,934	129,841
Selling, general & administrative expenses	5,782	3,451	13,683	9,995
Depreciation & amortization	1,667	907	4,149	2,852

	91,664	49,736	198,766	142,688

Operating income	10,463	5,623	21,878	17,210

Interest expense	(2,426)	(517)	(3,515)	(1,773)
Other income	146	14	441	(24)

	(2,280)	(503)	(3,074)	(1,797)

Income from continuing operations before income taxes and minority interest	8,183	5,120	18,804	15,413
Provision for income taxes	2,945	1,945	6,846	5,845

Income from continuing operations before minority interest	3,238	3,175	11,958	9,568
Minority interest	107	—	239	—

Income from continuing operations	5,345	3,175	12,197	9,568

Discontinued operations:
Loss from discontinued operations	(5)	(895)	(3)	(1,904)
Gain on sale of discontinued operations	—	—	—	560

	(5)	(895)	(3)	(1,344)

Net income	$5,340	$2,280	$12,194	$8,224

Diluted earnings per common share:
Net income	$0.17	$0.09	$0.43	$0.32

Diluted weighted average common shares outstanding:	31,890,886	26,042,476	28,570,460	25,980,728

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	September 30,	December 31,
	2007	2006
Assets:

Current Assets	$99,833	$45,967
Property Plant & Equipment, net	42,548	29,214
Intangible and Other Assets	119,988	43,226

Total Assets	$262,369	$118,407

Liabilities & Stockholders’ Equity:

Current Liabilities	$39,483	$22,072
Debt & Other Long Term Liabilities	93,845	17,896

Total Liabilities	133,328	39,968
Minority Interest	7,891	4,726
Stockholders’ Equity	121,150	73,713

Total Liabilities & Stockholders’ Equity	$262,369	$118,407

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, income taxes, depreciation, amortization, other income and expense, stock-based compensation and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months
	Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
	(UNAUDITED)
	($thousands)
EBITDA	$12,439	$6,654	$26,687	$20,360
Less: Interest expense	2,426	517	3,515	1,773
Stock based Compensation	202	124	421	298
Provision (credit) for federal and state income taxes	2,945	1,945	6,846	5,845
Depreciation and amortization	1,667	907	4,149	2,852
Other (income) expense	(146)	(14)	(441)	24
Discontinued operations, net	5	895	3	1,344

Net income	$5,340	$2,280	$12,194	$8,224